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                                                                   EXHIBIT 10.35

[LOGO]                       HOME SHOPPING NETWORK, INC.
Edward M. Vaughn, Jr.
Senior Vice President








20 July 1993



Mr. Michael W. D. McMullen
1401 Peachtree Street, NE
Atlanta, Georgia  30309

Dear Mr. McMullen:

On behalf of Gerry Hogan and the entire Home Shopping Network management team, welcome.

It is my pleasure to offer you the position of President, HSN International, Inc. The annual compensation for this position will be a base salary of $220,000.00, and a performance-based bonus in your first year of employment of at least $50,000.00. Should HSN adopt a bonus plan for executives in the future, you will be eligible for participation in the plan. We will recommend to the Board of Directors that you be awarded options to purchase 200,000 shares of our common stock in accordance with our plan. We will also request that the Board approve a two year contract of employment for you.

Enclosed for your information are various documents which describe the HSN benefits programs, as well as a copy of our policy and procedure for the relocation of your household. If I may answer any questions or assist you in any way, please do not hesitate to contact me. Again, welcome to the team. I look forward to serving with you.

Sincerely,


/s/ Edward M. Vaughn, Jr.
-------------------------
    Edward M. Vaughn, Jr.


Enclosures

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          P.O. Box 9090, Clearwater, FL  34618-9090   (813) 572-8585